                                                                    EXHIBIT 10.1




                              CODE SHARE AGREEMENT


                                    BETWEEN



                             AIRTRAN AIRWAYS, INC.


                                      AND



                             VALUJET AIRLINES, INC.

This Agreement ("AGREEMENT"), made and entered into this 23rd day of September, 1997, by and between AirTran Airways, Inc. ("AIRTRAN"), having its principal mailing address at 6280 Hazeltine National Drive, Orlando, FL 32822, and ValuJet Airlines, Inc. dba AirTran Airlines, ("VALUJET") having it principal mailing address at 1800 Phoenix Blvd., Suite 126, Atlanta, GA 30349 and referred to collectively as the "Parties".

                              W I T N E S S E T H:

         WHEREAS, AirTran holds a Certificate of Public Convenience and Necessity issued by the U.S. Department of Transportation ("DOT") authorizing AirTran to engage in air transportation of persons, property and mail, and is currently providing scheduled interstate air service and ValuJet also holds a Certificate of Public Convenience and Necessity issued by the DOT authorizing ValuJet to engage in air transportation of persons, property and mail, and is currently providing scheduled interstate air service; and

         WHEREAS, in anticipation of a merger of the carriers, the parties desire to provide seamless, affordable air service to as many member of the traveling public as possible who do not currently have such opportunity, the parties commit to jointly coordinate certain fares, schedules and advertising; and

         WHEREAS, Pursuant to the License Agreement ("LICENSE AGREEMENT"), attached hereto as Exhibit, A, AirTran has provided ValuJet with a non-exclusive license to use AirTran's Marks, Name and Designator Code ( as are defined in the License Agreement), in connection with its scheduled air transportation services; and.

         WHEREAS, the parties desire to enter into an agreement to operate under AirTran's Designator Code ("CODE SHARE").

         NOW, THEREFORE, in consideration of the foregoing promises, mutual covenants and obligations hereinafter contained and subject to securing any and all necessary corporate, Federal, State and local regulatory approvals, and where necessary, airport consents or approvals, the parties agree as follows:

1.       DEFINITIONS

- "EFFECTIVE DATE" means the day and year set forth in the initial paragraph of this agreement.

- "IMPLEMENTATION DATE" means that certain day and year mutually agreed to by the Parties, upon which ValuJet shall commence operations as an AirTran code share connection carrier under the terms, conditions and provisions of this Agreement.

- "JOINT LOCATION" means any airport where ValuJet and AirTran operate concurrent services. The Market and Airports served by the Parties are listed on Exhibit B, attached hereto.

- "OPEN SKIES" means the reservation software and system utilized by each Party.

- "SETTLEMENT" means the weekly process of reconciling inter-company accounts to determine the net amount due to a Party in payment for the Reservation Services for the preceding week, as is more fully described in Paragraph 3D.

- "SETTLEMENT AMOUNT"means the amount due and payable to a Party from the weekly Settlement. The Settlement Amount will be due and payable within fourteen (14) days of the Settlement, as is more fully described in Paragraph 3D.

- "STANDARD OF SERVICE" means that level and quality of service currently provided by the Parties to their respective passengers.

-        "RESERVATION SERVICES" means those activities set forth in Paragraph
         3A.



2.       SCOPE, TERM AND RENEWAL

         A. The scope of the Agreement pertains to the entire operations of ValuJet and AirTran, except for AirTran's Code Share arrangement with Comair, Inc., and may be modified from time to time by written agreement of the parties.

         B. This Agreement shall become effective on the Effective Date, and continue for one (1) year unless and until terminated at an earlier date pursuant to one or more of the provisions of this Agreement.

         C. The Parties agree to use their best efforts to fairly calculate the Settlement and the Settlement amount, and neither party intends to profit unnecessarily at the expense of the other.

         D.      THE PARTIES AGREE THAT THIS IS NOT A FRANCHISE AGREEMENT.

3.      SUPPORT SERVICES


A.      Reservation Services

        In conjunction with the Code Share, the Parties will perform certain Reservation Services on each other's behalf, including but not limited to booking reservations, processing credit card transactions, collecting credit card payments and remitting various fees, commissions and charges related to the reservations. In order to monitor the cash flow related to the reservation services, the Parties will maintain inter-company accounts to reflect Reservation Services performed on behalf of each other. On a weekly basis, the Parties will perform a Settlement by reconciling inter-company accounts to determine the net amount due to a Party in payment for the Reservation Services, a process which is more fully described in Paragraph 3D, below.


B.      Operations

        (1) The Parties shall be solely and independently responsible for, and shall have no obligations or duties with respect to the dispatch of the flights of the other Party. For the purposes of this Agreement, the term flight dispatch shall include, but shall not be limited to, all planning of flight itineraries and routings, fueling and flight release.

        (2) The Parties hereby represent and warrant, that all air transportation services performed by each of them
                 Pursuant to this Agreement or otherwise shall be conducted in full compliance with all applicable statutes, orders rules and regulations, whether now in effect or hereafter promulgated, of all governmental agencies having jurisdiction over the operations of each of the Parties, including, but not limited to, the Federal Aviation Administration ("FAA") and the DOT.

        (3) The Parties shall have sole responsibility for each and every aspect of their respective operations, including without limitation scheduling, pricing, planning of flight itineraries and routing, reservations, dispatch, yield management, maintenance and flight operations.

        (4) The Parties shall perform the services in this Agreement in a timely, expert and quality manner, in accordance with the standard in the industry.

C       Tariffs and Schedule Publication

        (1) General - ValuJet and AirTran shall comply with governmental regulations for public disclosure of it tariffs.

        (2) Timetables - The parties shall develop a joint use timetable. The cost of such timetables shall be pro-rated based upon the relative number of passengers carried by the Parties.

D.      Settlement


As stated, on a weekly basis the Parties will perform a Settlement to determine the Settlement Amount due to a Party. ValuJet will maintain an account entitled "Due to AirTran" which will reflect Reservation Services performed by ValuJet on AirTran's behalf. AirTran will maintain a corresponding account to reflect Reservation Services performed by AirTran on ValuJet's behalf. These inter-company liability accounts will be reconciled by the Parties on a weekly basis, and the reconciled balances will then be compared to determine which Party has the largest outstanding liability. The balances in the inter-company liability accounts will then be off set against one another, and the excess will be the Settlement Amount due to a Party. Thus, as an example, if after the weekly reconciliation ValuJet has an outstanding liability due to AirTran of $40,000, and AirTran has an outstanding liability due to ValuJet of $30,000, ValuJet will be obligated to pay the net amount of $10,000 to AirTran. Settlement Amounts will be paid by wire transfer within fourteen (14) days of the Settlement. Additional details related to the Settlement and the calculation of the Settlement Amount are described on Exhibit C, attached hereto.

The Parties acknowledge that they may experience delays in cash flow receipts from First Bank in the processing of ARC sales as well as some direct credit card sales. The Parties agree to jointly monitor expected cash flow from ARC sales and direct credit card sales to determine if it will be necessary to extend the period for the payment of the Settlement Amount beyond fourteen days. The Parties acknowledge and agree that any decision to extend the period for payment of the Settlement Amount will not serve as a waiver of the any liabilities related to the Settlement.

As a part of the Settlement, either Party may conduct on-site audits of Open Skies reports, tickets, exchange orders, refunds and other records relating to sales and refund activity pertaining to the Code Share, during normal working hours, or at other times by mutual agreement. The scope and reconciliation during any such audit will be limited to the preceding ninety (90) days.

AirTran Airways will conduct an audit of each month's coupons from ARC processed sales and will determine the total amount of revenue from flown
passengers for each Settlement period.    The audited revenue amount will then
be compared to the Settlement

Amounts and any required adjustments to the next Settlement Amount payment will be made. In this regard, ValuJet will endeavor to send all ticket coupons to AirTran's offices in Orlando within three (3) business days of flight.

Each Party agrees to be responsible for the remittance of taxes, fees and passenger facility charges for the Reservation Services performed on behalf of the other party.



E.      Advertising and Promotions

        (1) Each Party will be responsible for the cost of its own advertising and promotions. Both Parties agree to coordinate activities in common cities to avoid duplication and maintain a common theme.

        (2) AirTran shall not use any ValuJet trade name or service mark without ValuJet's express written consent.

        (3)      ValuJet will be solely responsible for
                 advertising expenses related to the launch of the Code Share.

        (4) ValuJet agrees to provide advance copies of advertising, promotions, press releases and collateral documents for AirTran's review and discussion.


F.      Assistance

        The Parties shall furnish each other with all information as they may require to carry out the services and functions contemplated by the Agreement.


4.      VALUJET'S USE OF AIRTRAN'S DESIGNATOR CODE

        A.      General


                In conjunction with the License Agreement, all ValuJet reservations will be under AirTran's Designator Code. As such, all of ValuJet's flights shall be displayed in any system used by AirTran, the Official Airline Guide ("OAG"), all other computerized reservations systems, and all other publication in which AirTran publishes its entire domestic flight schedule, using the AirTran Designator Code, "FL", and flight numbers within a range of flight numbers provided by AirTran.

        B.      Operation of Additional Services

                Notwithstanding anything to the contrary contained in this Agreement, AirTran shall be entitled to operate additional services outside the scope of this Agreement and under it own name, or any other name.


5.      ADDITIONAL UNDERTAKINGS

        A. Each Party shall grant the employees of the other Party travel privileges in accordance with the existing Pass Agreements as modified from time to time by either of the Parties in accordance with their standard policies.

        B. A soon as reasonably practicable after the Implementation Date, ValuJet shall display signage advertising its operations as AirTran in all ValuJet locations (at its cost and expense) and in Joint Locations.

        C. AirTran shall file schedules and fares for the Code Share service. However, each Party shall be solely responsible for setting their own fares.


6.      INSURANCE

        During the term of the Agreement and any renewal thereof, each Party agrees to procure and maintain in full force and effect, at its own expense, a policy or policies of insurance with an insurance company or companies satisfactory to the other party which provides at a minimum, the following insurance:

        A. Comprehensive Airline Liability Insurance, including but not limited to Aircraft Liability, Passenger Liability, contractual liability, specifically insuring the liabilities assumed under this Agreement, Comprehensive General Liability Insurance and Cargo and Baggage Liability Insurance, with combined single limits for each and every loss and each aircraft of not less than U.S. $350,000,000. Any policies of insurance carried in accordance with this Agreement shall also contain or be endorsed to contain those provisions acceptable to the Parties.

        B. On or before the Implementation Date of this Agreement, and not less that thirty (30) days before any cancellation or renewal of any insurance required to be maintained under this Agreement, each Party shall furnish the other Party with certificates of insurance as evidence of compliance with the foregoing requirements.

        C. In the event that either Party shall fail to maintain insurance as herein provided, the other Party may at its option provide such insurance and, in such event, the other party shall, upon demand, reimburse the other Party for the cost thereof.

7.       LIABILITY AND INDEMNIFICATION

         A. Each Party hereto assumes full responsibility for its employer's liability and Workers Compensation liability to it own officers, directors, employees or agents on account of injury, or death resulting from or sustained in the performance of their respective service under this Agreement. Each Party, with respect to its own employees, accepts full and exclusive liability for the payment of worker's compensation and employer's liability insurance premiums with respect to such employees, and for the payment of all taxes, contributions or other payments for unemployment compensation or old age benefits, pensions or annuities now or hereafter imposed upon employers by the government of the United States or by any state or local governmental body with respect to such employees measured by the wages, salaries, compensation or other remuneration paid to such employees, measured by the wages, salaries, compensation or other remuneration paid to such employees, or otherwise, and each Party further agrees to make such payments and to make such payments and to make and file all reports and returns, and to do everything to comply with the laws imposing such taxes, contributions or other payments.

         B. ValuJet hereby assumes liability for and agrees to indemnify, release, defend, protect save and hold AirTran, its officers, directors, agents, and employees harmless from and against any and all liabilities, damages, expenses, losses, claims, demands, suits, fines, or judgements, including but not limited to, attorneys' and witnesses' fees, costs and expenses incident thereto, which may be suffered by, accrue against, be charged to or be recovered from AirTran, its officers, directors, employees or agents, by reason of any injuries to or deaths of persons or the loss of, damage to, or destruction of property, including the loss of use thereof, arising out of, in connection with, in any way related to any act, error, omission, operation, performance or failure or performance of ValuJet or its officers, directors, employees or agents, or any combination thereof, which is in any way related to the services contemplated by or provided by ValuJet pursuant to this Agreement. AirTran shall give ValuJet prompt and timely notice of any claim made or suit instituted against AirTran which in any way results in indemnification hereunder, and ValuJet shall have the right to compromise or participate in the defense of same to the extent of its own interest.


         C. AirTran hereby assumes liability for and agrees to indemnify, release, defend, protect save and hold ValuJet, its officers, directors, agents, and employees harmless from and against any and all liabilities, damages, expenses, losses, claims, demands, suits, fines, or judgements, including but not limited to, attorneys' and witnesses' fees, costs and expenses incident thereto, which may be suffered by, accrue against, be charged to or be recovered from ValuJet, its officers, directors, employees or agents, by reason of any injuries to or deaths of persons or the loss of, damage to, or destruction of property, including the loss of use thereof, arising out of, in connection with, in any way related to any act, error, omission, operation, performance or failure or performance of AirTran or its officers, directors, employees or agents, or any combination thereof, which is in any way related to the services of AirTran contemplated by or provided pursuant to their Agreement. ValuJet shall give AirTran prompt and timely notice of any claim made or suit instituted against AirTran which in any way results in indemnification hereunder, and AirTran shall have the right to compromise or participate in the defense of same to the extent of its own interest.

         D. As used in this Agreement, all references to AirTran or ValuJet include the Parties' parent companies, any subsidiary of affiliate of the Parties or its parent company, and their respective employees, officers, directors and agents.

8.      CHARGES

        For and in consideration of the Reservation Services performed by the Parties, each will be entitled to receive a Reservation Fee (RESERVATION FEE"), to be calculated as described on Exhibit B, attached hereto. Additionally, in consideration of revenue accounting services for travel agencies performed by AirTran on behalf of ValuJet, AirTran will be entitled to receive a Revenue Accounting Fee ("REVENUE ACCOUNTING FEE"), to be calculated as described on Exhibit C, attached hereto.


9.      REPORTS

        The Parties will utilize reports generated through Open Skies and ticket lift data at reasonable times to the extent necessary to verify the accuracy and legitimacy of such data and to the extent necessary to supplement incomplete or missing data required under this Agreement.



10.     INDEPENDENT CONTRACTORS AND WAIVER OF CONTROL

         A. The employees, agents, and independent contractors of ValuJet engaged in performing any of the services ValuJet is to perform pursuant to this Agreement are employees, agents, and independent contractors of ValuJet for all purposes, and under no circumstances shall they be deemed to be employees, agents or independent contractors of AirTran. In its performance under this Agreement, ValuJet shall act, for all purposes, as an independent contractor and not as an agent for AirTran. AirTran shall have no supervisory power or control over any employees, agents or independent contractors engaged by ValuJet in connection with its performance hereunder, and all complaints or requested changes in procedures made by AirTran shall, in all events, be transmitted by AirTran to ValuJet's designated representative. Nothing contained in this Agreement is intended to limit or condition ValuJet's control over its operations or the conduct of its business as an air carrier, and ValuJet and its principals assume all risks of financial losses which may result from the operation of the air services to be provided by ValuJet hereunder.

         B. The employees, agents, and independent contractors of AirTran engaged in performing any of the service AirTran is to perform pursuant to this Agreement are employees, agents, and independent contractors of AirTran for all purposes and under no circumstances shall be deemed to be employees, agents or independent contractors of ValuJet. ValuJet shall have no supervision or control over any such AirTran employees, agents, or independent contractors and any complaint or requested change in procedure made by ValuJet shall be transmitted by ValuJet to AirTran's designated representative. In its performance under this Agreement, AirTran shall act, for all purposes, as an independent contractor and not as an agent for ValuJet.

         C.      (1)      Nothing in this Agreement authorizes AirTran to make
                          any contract, agreement, warranty, or representation of ValuJet's behalf, or to incur any debt or obligation in ValuJet's name ("unauthorized obligation") and AirTran hereby agrees to defend, indemnify, save, release and hold ValuJet, its officers, directors, employees and agents harmless from any all liabilities, claims, judgements and obligations which arise as a result of or in connection with, or by reason on any such unauthorized obligation made by AirTran, its officers, directors, employees, agents or independent contractors in the conduct of AirTran operations.

                 (2) Nothing in this Agreement authorizes ValuJet to make any contract, agreement, warranty, or representation of AirTran's behalf, or to incur any debt or obligation in AirTran's name ("unauthorized obligation") and ValuJet hereby agrees to defend, indemnify, save, release and hold AirTran, its officers, directors, employees and agents harmless from any all liabilities, claims, judgements and obligations which arise as a result of or in connection with, or by reason on any such unauthorized obligation made by ValuJet, its officers, directors, employees, agents or independent contractors in the conduct of ValuJet's operations.

         D. The fact that all of ValuJet's operations are conducted under AirTran's Marks and listed under the "FL" designator code shall not affect their status as flight operated by ValuJet for purpose of this agreement or any other agreement between the Parties, and the Parties agree to advise all third parties, including passengers, of this fact where such notice is required.



11.      TERMINATION

         A. Notwithstanding any other provision of this Agreement, except in those circumstances described in Article 12 of this Agreement, either of the Parties may terminate the Agreement upon not less than 180 days FROM receipt of a written notice to terminate by the non-terminating party. However, on a best efforts basis, the passengers booked prior to the notice of termination will be carried by the Parties.

12.      DEFAULT AND REMEDIES

         A.      If either party shall:

                 1. Fail to pay any amounts due hereunder, and such failure shall continue for a period of ten days following written notice.

                 2. Either Party shall fail to perform or default in any provision of this Agreement, or any other contract or agreement between the Parties, and such default shall continue for a period of more than thirty (30) days after written notice is received;

                 3. Either Party fails to provide the insurance required pursuant to Section 8 hereof,

                 4.       Either Party becomes insolvent or seeks
                          protection, voluntarily or involuntarily, under any bankruptcy, reorganization, receivership or similar statute or law applicable to such party.

         B. Upon the occurrence of the foregoing event, the other party may:

                 1. Declare all amounts owed to such party hereunder to be immediately due and payable;

                 2. Cease performance of all services required to be performed hereunder;

                 3. Terminate and cancel this agreement on the effective date set forth in any such notice of termination or cancellation.

        C. All of the rights and remedies of the parties hereto shall be cumulative and in addition to all other rights and remedies available to the parties at law or in equity, and no right or remedy hereunder is intended or shall be deemed to be exclusive.

13.      ASSIGNMENT

         No party shall assign his or its rights and/or obligations hereunder without the prior written consent of each other party to this Agreement.

14.      CHANGE OF LAW

         Notwithstanding anything herein to the contrary, in the event there is any change in the statutes governing the economic regulations or orders of interpretation of any such rule, regulation or orders of interpretation of any such rule, regulation or order of the DOT or other department of the government having jurisdiction over air transportation, which change or changes materially affect the rights or obligations of either party hereto under the terms of this Agreement, then the parties hereto shall consult, not later than thirty (30) days after any of the occurrences described herein, in order to determine what, if any, changes to this Agreement are necessary or appropriate, including but not limited to the early termination of this Agreement. If the parties hereto are unable to agree whether any change or changes to this Agreement are necessary and proper, or as to the terms of such changes, or whether this Agreement should be terminated in light of the occurrences described above, and such failure to reach agreement shall continue for a period or thirty (30) days following the commencement of the consultations provided for by this Article 18, then this Agreement may be terminated by either party upon providing the other party thirty (30) days prior written notice of such termination. Any such termination shall be without additional obligation or liability to both parties except that such termination shall not relieve either party of any debt or obligation, monetary or otherwise, accruing hereunder prior to the effective date or termination.

15.      TAXES, PERMITS, ETC.

         The parties shall comply with all international, U.S. federal, U.S. state, and U.S. local laws, rules and regulations, shall timely obtain and maintain any and all permits, certificates, or licenses necessary for the full and proper conduct of its operations, and shall pay all fees assessed from airport use including by not limited to, landing fees, user airport fees, and prorated airport facility fees.

16.      NOTICES

         Any and all notices, approvals, requests or demands required to be given in writing by the parties hereto shall be sufficient if sent by certified mail, postage prepaid, and addressed to:


                    Office of the President
                    AirTran Airways
                    Main Hangar Base - 4170 Wiley Drive
                    Orlando, FL 32827

         and to:

                    ValuJet Airlines, Inc.
                    1800 Phoenix Boulevard
                    Suite 126
                    Atlanta, GA 30349

         or to such other addresses in the continental United States as the parties may specify in writing. Notices may be sent by telex, telegram or facsimile to the above addresses and shall be deemed to be received eight (8) hours after the time of their proper transmission.

17.      APPROVALS AND WAIVERS

         A. Whenever this Agreement requires the prior approval or consent, the requesting party shall make a timely request to the other Party and the consent shall be obtained in writing.

         B. Neither party to this Agreement assumes any liability or obligation to the other party by providing any waiver, approval, consent or suggestion to the other party in connection with this Agreement or by reason of any neglect, delay or denial of any request therefor.

         C. No failure by either party to exercise any power reserved to it by this Agreement, or to insist upon strict compliance by the other party with any obligation or condition hereunder, and no custom or practice of the parties at variance with the terms hereof, shall constitute a waiver of such party's right to demand exact compliance with any of the terms herein. Waiver by such party of any particular default by the other party shall not affect or impair such party's rights with respect to any subsequent default of the same, similar or different nature, nor shall any delay, forbearance or emission of such party to exercise any power or right arising out of any breach or default by the other party of any of the terms, provisions or covenants hereof, affect or impair such party's right to exercise the same nor shall such constitute a waiver by such party of any right hereunder, or the right to declare any subsequent breach or default and to terminate this license prior to the expiration of its term. Subsequent acceptance by such party of any payments due to it hereunder shall not be deemed to be a waiver by such party of any preceding breach by the other party of any terms, covenants of this Agreement.

18.      GOVERNING LAW

         This Agreement and any dispute arising thereunder, including any act in tort, shall be governed by and construed and enforced in accordance with the internal laws of the State of Florida. The parties agree that disputes arising under this Agreement shall first be subject to resolution by non-binding mediation, the mediator being mutually agreed to by the parties.


19.      CUMULATIVE REMEDIES

         No right or remedy conferred upon or reserved to ValuJet or AirTran by this Agreement is intended to be nor shall be deemed, exclusive of any other right or remedy herein or by law or equity provided or permitted, but each shall be cumulative of every other right or remedy.


20.      FORCE MAJEURE

         A. Except for any payments due hereunder, neither party shall be liable for delays or failure in performance hereunder caused by acts of God, acts of terrorism or hostilities, war, strike, labor dispute, work stoppage, fire, act of government court order, or any other cause, whether similar or dissimilar, beyond the control of that party. The duties and obligations of the parties shall be suspended for the duration of the event preventing proper performance, provided, however, that if, in the event of a work stoppage, such suspension shall continue in excess of thirty (30) days, the parties shall meet and attempt to arrive at a mutually acceptable compromise within the spirit and intent of this Agreement, failing which, either party may terminate this Agreement on sixty (60) days' prior written notice to the other party.

21.      SEVERABILITY AND CONSTRUCTION

         A. Each term or provision of this Agreement shall be considered severable; and if, for any reason, any such term or provision herein is determined to be invalid and contrary to, or in conflict with any existing or future law or regulation by a court or agency having valid jurisdiction, such shall not impair the operation of, or have any other effect upon other terms or provisions of this Agreement as may remain otherwise intelligible, and the latter shall continue to be given full force and effect and bind the parties hereto; and said invalid terms or provisions shall be deemed not to be a part of this Agreement.

         B. The captions appearing in this Agreement have been inserted for convenience only and shall not control, define, limit, enlarge or affect the meaning of this Agreement or any of its provisions.


22.      ACKNOWLEDGMENT

         A. Each party expressly disclaims the making of, and acknowledges that it has not received, any warranty or guarantee, express or implied, as to the potential volume, profits or success of the business venture contemplated by this Agreement.

         B. Each party acknowledges that it has received, read and understood this Agreement and Appendices hereto.


23.      CONFIDENTIALITY

         A. Except in any proceeding to enforce the provisions of this Agreement or hereafter provided AirTran and ValuJet hereby agree not to publicize or disclose to any third party, except those attorneys, accountants or consultants representing the parties, or in any regulatory filing or notice, or in response to any request from any governmental authority to which such party reasonably believes it is obligated to respond, the terms or conditions of this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld.

         B. Except in any proceeding to enforce the provisions of this Agreement or hereafter provided herein, AirTran and ValuJet hereby agree not to disclose to any third party any confidential information or data, both oral and written, received from the other and designated as such by the other without the prior written consent of the party providing such confidential information or data.

         C. If either party is served with a subpoena or other process requiring the production or disclosure of any of the agreements, information or data described in this Agreement, then the party receiving such subpoena or other process, before complying with such subpoena or other process, shall promptly notify the other party of same and use best efforts to permit said other party a reasonable period of time to intervene and contest disclosure or production.

         D. Upon termination of this Agreement, each party must return to the other any confidential information or data received from the other and designated as such by the party providing such confidential information or data is still in the recipient's possession or control.


24.      ENTIRE AGREEMENT

         This Agreement, including Exhibits A through C inclusive, contains the complete, final and exclusive agreement between the parties hereto with respect to the subject matter hereof, and supersedes all previous agreements and understandings with respect to such specific subject matter, and said Agreement shall not be modified, amended or terminated by mutual agreement or in any manner except by an instrument in writing, executed by the parties hereto.


         IN WITNESS WHEREOF, the parties hereto have by their duly authorized officers caused this Agreement to be entered into and signed as of the day and year first above written.

VALUJET AIRLINES, INC.            AIRTRAN AIRWAYS, INC.

By:   D. Joseph Corr              By:  Robert D. Swenson
    ---------------------            ------------------------
Its:  President/CEO               Its:   President/CEO
     --------------------              ----------------------
Date:  9/23/97                    Date:  9/23/97
      -------------------               ---------------------

                       EXHIBIT A to Code Share Agreement

                               LICENSE AGREEMENT


         THIS LICENSE AGREEMENT ("AGREEMENT") is made and entered into this 5th day of September, 1997, by between AIRTRAN AIRLINES, INC., a corporation organized and existing under the laws of the State of Delaware, whose principal place of business is located in Orlando, Florida, (hereinafter called "AIRTRAN"), and VALUJET AIRLINES, INC., a corporation organized and existing under the laws of the State of Nevada, whose principal place of business is located in Atlanta, Georgia (hereinafter called "VALUJET").


                              W I T N E S S E T H:


         WHEREAS, the Parties are in the business of providing commercial passenger airline service; and

         WHEREAS, the parent companies of the parties, AirWays Corporation, ValuJet, Inc., respectively, have executed a Plan of Reorganization and Agreement of Merger dated July 10, 1997 to effectuate a Merger between the parent companies (the "MERGER"); and

         WHEREAS, in anticipation of the Merger, the Parties intend to execute a Code Share Agreement (the"CODE SHARE AGREEMENT"); and

         WHEREAS, AirTran is the owner of the entire right, title and interest in certain trademarks and service marks (hereinafter the "MARKS"), as well as the name "Air Tran AirWays, Inc. (the "NAME"), and AirTran's Designator Code (the "DESIGNATOR CODE"), all of which are listed on Exhibit "A", attached hereto; and

         WHEREAS, ValuJet desires a non-exclusive license to use AirTran's Marks, Name and Designator Code; and

         WHEREAS, AirTran is willing to grant a non-perpetual, non-exclusive license to ValuJet for use of AirTran's Marks, Name, and Designator Code;

         NOW, THEREFORE, in consideration of the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1.      RECITALS INCORPORATED.

         The aforesaid recitals are expressly incorporated herein as an essential part of this Agreement.

         2.      TERM.

         The term of this License Agreement shall extend from year to year and
may be renewed at the option of Licensor.   In the event that the Merger is not
consummated by November 30, 1997, the term of this License Agreement shall only extend until May 31, 1998.

         3.       AIRTRAN'S REPRESENTATIONS AND WARRANTIES.

         AirTran intends to register or make applications in respect of, or heretofore has registered or made application in respect of, each of the Marks
listed on Exhibit A.    AirTran represents and warrants that it is the sole and
exclusive owner of the AirTran Marks (except the FL mark), the Name and the Designator Code, and has the full authority to enter into this Agreement and license the use of the AirTran Marks (except the FL mark), the Name and the Designator Code to ValuJet hereunder, and that such license is legal, valid and binding against AirTran.


         4.      GRANT OF LICENSE.

         AirTran does hereby grant to ValuJet the non-exclusive right to use AirTran's Marks, Name and Designator Code in connection with commercial passenger airlines service. The non-exclusive license granted to ValuJet shall be personal to ValuJet and to its successors, and shall not be transferred by AirTran either voluntarily or by operation of law. Any such attempted sublicense, sale, assignment or transfer shall be void. ValuJet shall conduct all operations hereunder, and any additional operations undertaken by subsequent amendment hereto, under the Marks Name and Designator Code set forth in Appendix A. AirTran hereby grants to ValuJet, upon the terms and conditions herein contained a nonexclusive, nontransferable right and license to use AirTran's Marks Name and Designator Code and related rights pursuant to the terms of this Agreement, and ValuJet hereby undertakes the obligation to use the license, in connection with the services to be rendered by ValuJet under this Agreement.

         5.      PAYMENT.

         In the event that the Merger is not consummated by November 30, 1997, ValuJet shall pay to AirTran the sum of One Dollar ($1.00) for each Revenue Passenger carried by ValuJet during the period November 30, 1997 through January 14, 1998, and the sum of Two Dollars ($2.00) for each Revenue Passenger carried by ValuJet during the period January 15, 1998 through May 31, 1998, as payment for the non-exclusive license granted by AirTran for the use of the Marks, Name and Designator Code. For purposes of this Agreement, Revenue Passenger is defined as any non-airline passenger who holds a ticket, coupon, voucher, confirmation number or other for of documentation which entitles that passenger to board an aircraft. Revenue Passenger includes passengers traveling on a purchased ticket (paper or electronic).

         6.      TERMS AND CONDITIONS GOVERNING LICENSE

         (A) ValuJet hereby acknowledges AirTran's ownership of AirTran's Marks, Name and Designator Code, further acknowledges the validity of AirTran's Marks, and agrees that it shall not do anything in any way to infringe or abridge AirTran's rights in its Marks, Name and Designator Code or directly or indirectly to challenge the validity of AirTran's Marks, Name and Designator Code.

         (B) Nothing in this Section is intended to nor shall be construed so as to relieve ValuJet of any liability or to impose any liability on AirTran for ValuJet's operations by virtue of any of AirTran's rights under this Agreement, whether exercised or not.

         (C) Nothing in this Agreement is intended nor shall be construed to give ValuJet the exclusive right to use AirTran's Marks, Name and Designator Code, or to abridge AirTran's right to use or to license its Marks, Name and Designator Code. AirTran hereby reserves the right to continue use of AirTran's Marks, Name and Designator Code to license such other uses of such Marks, Name and Designator Code as AirTran may desire.

          7.      NOTICES.

          All notices, requests, demands or other communications hereunder shall be in writing and shall be deemed to have been properly given or served by personal delivery or by depositing in the United States mail, postage prepaid and registered or certified, return receipt requested, and addressed to the addressee set forth below. Each notice shall be effective upon being personally delivered or upon the third business day after same is deposited in the United States mail.

         TO LICENSOR:     AirTran AirWays, Inc.
                          Main Hangar Base
                          4170 Wiley Drive
                          Orlando, Florida 32827


         TO LICENSEE:     ValuJet Airlines, Inc.
                          1800 Phoenix Boulevard, Suite 126
                          Atlanta, Georgia  30349

         This Agreement shall be governed by the internal laws of the state of Georgia, without regard to principles of conflicts of laws.



         IN WITNESS WHEREOF, Licensor has caused this License to be executed as of this 23rd day of September, 1997.
                                           LICENSOR:

                                           AIRTRAN AIRWAYS, INC.


                                           By: /s/ Larry Brinker
                                              ---------------------------------
                                           Its: General Counsel
                                               ---------------------------------

                                           LICENSEE:

                                           VALUJET AIRLINES, INC.


                                           By: /s/ D. Joseph Corr
                                              ---------------------------------
                                           Its: President/ CEO
                                               ---------------------------------

                        EXHIBIT A - LICENSE AGREEMENT



MARKS


                              [AirTran Airlines]






NAME

AirTran Airlines, Inc.


DESIGNATOR CODE

FL

                                   EXHIBIT B
                             MARKETS/AIRPORT PAIRS



AIRTRAN AIRLINES                                            AIRTRAN AIRWAYS
----------------                                            ---------------

Atlanta, GA/Akron-Canton, OH                       Akron-Canton, OH/Albany, NY
Boston, MA/*Chattanooga, TN                        Allentown, PA/Bloomington-Normal, IL
*Dalton, GA/Flint, MI/Fort Lauderdale, FL          Boston, MA/Buffalo, NY
Fort Myers, FL/Fort Walton Beach, FL               Cincinnati, OH/Dayton, OH
Houston, TX/Jacksonville, FL/*Macon, GA            Des Moines, IA
Memphis, TN/Mobile, AL/New Orleans, LA             Greensboro-High Point-Winston Salem, NC
Newport News-Norfolk, VA                           Greenville-Spartanburg, SC/Islip, NY
Orlando, FL/Philadelphia, PA                       Kansas City, MO/Knoxville, TN
Raleigh-Durham, NC/Savannah, GA                    Newburgh, NY/Norfolk, VA
Tampa, FL/Washington, D.C.                         Omaha, NE/Quad Cities-Moline, IL
West Palm Beach, FL                                Richmond, VA/Rochester, NY
                                                   Syracuse, NY/Toledo, OH

*Served by AirTran Flightlink

                                   EXHIBIT  C
                          ADDITIONAL ACCOUNTING ISSUES




1. The Parties will utilize Open Skies accounting reports as a basis for reconciling the Inter-Company accounts. When necessary, the Parties will request that Open Skies develop additional reports to facilitate the inter-company account reconciliations and the Settlement.

2. The Settlement Amount will be estimated each Friday, and any discrepancies between Inter-Company accounts will be resolved by the Parties during the ensuing week.

3. Credit Card Discounts, Travel Agent's Commissions and CRS fees will be accounted for on a weekly basis and included in the Settlement.

4. Reservation Fees and Revenue Accounting Fees will be accounted for on a monthly basis and will only be included in the Settlement every fourth week.


5. For purposes of calculating ValuJet's "Due to Air Tran Account", ValuJet will use the following amounts and percentages for fees and discounts:

                 Credit Card Discounts - 2.5%
                 Reservation Fees - $2.33 per passenger

6. For purposes of calculating AirTran's "Due to ValuJet Account", AirTran will use the following amounts and percentages for commissions, fees and discounts:

                 Travel Agent Commissions - 10%
                 CRS Fees - $1.30 per travel agent passenger
                 Credit Card Discounts - 2.7%
                 Reservation Fees - $2.33 per passenger
                 Revenue Accounting Fees - $.40


7.   On a weekly basis, ValuJet will calculate the balance in its "Due to
AirTran Account," as follows:    Credit(Debit)

Direct Credit Card Reservations
Direct Cash Reservations
(Credit Card Discounts)
(Reservation Fees)

8.   On a weekly basis, AirTran will calculate the balance in its"Due to
ValuJet Account," as follows:    Credit(Debit)


Travel Agent Reservations
Direct Credit Card Reservations
Direct Cash Reservations
(Travel Agent Commissions)
(CRS Fees)
(Credit Card Discounts)
(Reservation Fees)
(Revenue Accounting Fees)

9. Each Party agrees to be responsible for the remittance of taxes, fees and passenger facility charges for the Reservation Services performed on behalf of the other party.